Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, Amendment No. 2 of Freight Management Corp., of our report dated January 18, 2008 on our audit of the financial statements of Freight Management Corp. as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows through December 31, 2007 and from inception September 17, 2007 through December 31, 2007, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
February 25, 2008



               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501